Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Other Service Providers: Custodian and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 73 to the Registration Statement (Form N-1A, No. 33-63685) of Morgan Stanley Insight Fund and to the incorporation by reference of our reports, dated January 20, 2021 and February 26, 2021, on Morgan Stanley Insight Fund included in the Annual Reports to Shareholders for the fiscal year ended November 30, 2020 and for the period from December 1, 2020 through December 31, 2020.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

March 29, 2021